As filed with the Securities and Exchange Commission on May 27, 2008
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	62-1120025
(State of Incorporation)	(I.R.S. Employer Identification No.)

430 Airport Road Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

FORWARD AIR CORPORATION AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN
(formerly known as the Forward Air Corporation 1999 Stock Option and Incentive Plan)
(Full title of plan)

Matthew J. Jewell, Esquire Executive Vice President, Chief Legal Officer and Secretary 430 Airport Road Greeneville, Tennessee 27445 (423) 636-7000	Copy to: Jason C. Harmon, Esquire DLA Piper US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 (410) 580-3000
(Name, address and telephone number of agent for service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a small reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Amended and Restated Stock Option and Incentive Plan Common Stock, $.01 par value per share	3,000,000 (2)	$33.91	$101,730,000	$3,997.99

(1)
Pursuant to General Instruction E to Form S-8, this Registration Statement covers the registration of 3,000,000 shares of Forward Air Corporation common stock in addition to shares previously registered under Registration Statement Nos. 333-03893, 333-94249 and 333-120249.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)
The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, and is based on the average of the high and low prices per share of the Common Stock as reported on The Nasdaq Global Market on May 22, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Forward Air Corporation (the “Registrant”) previously filed with the Securities and Exchange Commission Registration Statements on Form S-8 (File No. 333-03893, filed May 16, 1996, File No. 333-94249, filed January 7, 2000 and File No. 333-120249, filed November 5, 2004) (together, the “Plan Registration Statements”) with respect to the Forward Air Corporation 1999 Stock Option and Incentive Plan (the “1999 Plan”).  On May 12, 2008, the Registrant’s shareholders approved the amendment and restatement of the 1999 Plan, which amendment and restatement, among other things, changed the name of the 1999 Plan to the Forward Air Corporation Amended and Restated Stock Option and Incentive Plan and increased the shares available under the plan by 3,000,000.  This Registration Statement is being filed for the purpose of registering the 3,000,000 additional shares of the Registrant’s Common Stock available under the Forward Air Corporation Amended and Restated Stock Option and Incentive Plan, which shares are of the same class as other securities for which the Plan Registration Statements are effective.  Pursuant to and as permitted by General Instruction E to Form S-8, the contents of the Plan Registration Statements are hereby incorporated by reference herein, and the opinion and consents listed in Item 8 below are attached hereto.

ADDITIONAL INFORMATION

Item 3. Incorporation of Documents by Reference

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

(c)           All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(d)           The description of the Registrant's Common Stock, $.01 par value per share (the “Common Stock”), contained in the Registrant's Registration Statements on Form 8-A/A and Form 8-A dated October 5, 1993 and May 27, 1999, respectively, filed pursuant to Section 12(g) of the Exchange Act, as amended, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of the Registrant’s Common Stock being offered hereby was passed on for the Registrant by Matthew J. Jewell, Executive Vice President, Chief Legal Officer and Secretary of the Registrant.  As of May 27, 2008, Mr. Jewell, together with members of his immediate family, owned an aggregate of 212,827 shares of the Registrant’s Common Stock, which includes 3,667 non-vested restricted shares of the Registrant’s Common Stock and options to purchase an aggregate of 200,667 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, whether or not while acting in an official capacity, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, unless limited by its charter, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Registrant’s Charter and Bylaws provide that the Registrant shall indemnify its directors and officers to the full extent permitted by applicable law. The Registrant’s Bylaws further provide that the Registrant shall advance expenses to each director and officer of the Registrant to the full extent allowed by the laws of the state of Tennessee, both as now in effect and as hereafter adopted. Under the Registrant’s Charter and Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

The Registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The Registrant has in effect a directors’ and officers’ liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions and the limitations of liability of the insurance policy, for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, State of Tennessee, on the 27th day of May, 2008.

FORWARD AIR CORPORATION
By:	/s/ Bruce A. Campbell
Bruce A. Campbell
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Bruce A. Campbell and Rodney L. Bell his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Bruce A. Campbell	Chairman, President, Chief Executive	May 27, 2008
Bruce A. Campbell	Officer and Director (Principal
Executive Officer)

/s/ Rodney L. Bell	Chief Financial Officer, Senior Vice	May 27, 2008
Rodney L. Bell	President and Treasurer
(Principal Accounting Officer)

/s/ Richard W. Hanselman	Lead Independent Director	May 27, 2008
Richard W. Hanselman

/s/ C. Robert Campbell	Director	May 27, 2008
C. Robert Campbell

/s/ C. John Langley, Jr.	Director	May 27, 2008
C. John Langley, Jr.

/s/ Tracy A. Leinbach	Director	May 27, 2008
Tracy A. Leinbach

/s/ G. Michael Lynch	Director	May 27, 2008
G. Michael Lynch

/s/ Ray A. Mundy	Director	May 27, 2008
Ray A. Mundy

/s/ Gary L. Paxton	Director	May 27, 2008
Gary L. Paxton

/s/ B. Clyde Preslar	Director	May 27, 2008
B. Clyde Preslar

Exhibit Index

Exhibit
Number	Description

4.1
Restated Charter of the Registrant (incorporated herein by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 1999 (File No. 0-22490))

4.2
Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 filed with the Securities and Exchange Commission on August 2, 2007 (File No. 0-22490))

4.3
Forward Air Corporation Amended and Restated Stock Option and Incentive Plan (filed as Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed April 3, 2008, and incorporated herein by reference)

5.1	Opinion of Matthew J. Jewell, Executive Vice President, Chief Legal Officer and Secretary

23.1	Consent of Matthew J. Jewell, Executive Vice President, Chief Legal Officer and Secretary (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP- Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature page)